Exhibit (d)(8)

FORM OF
CONTINGENT VALUE RIGHTS AGREEMENT

dated as of

[__], 2003

by and among

INFORMATION RESOURCES, INC.,

GINGKO CORPORATION,

GINGKO ACQUISITION CORP.,

THE RIGHTS AGENTS NAMED HEREIN

AND

INFORMATION RESOURCES, INC.
LITIGATION CONTINGENT PAYMENT RIGHTS TRUST

Table of Contents

i

Table of Contents
(continued)

ii

FORM OF

CONTINGENT VALUE RIGHTS AGREEMENT

     This CONTINGENT VALUE RIGHTS AGREEMENT, dated as of ______, 2003 (this "Agreement"), is entered into by and among Information Resources, Inc. a Delaware corporation (the "Company"), Gingko Corporation, a Delaware corporation, ("Parent") and Gingko Acquisition Corp., a Delaware corporation ("Merger Sub"), and ___________, _____________, ____________, _____________ (individually, a "Rights Agent" and collectively, the "Rights Agents"), and Information Resources, Inc. Litigation Contingent Payment Rights Trust, a Delaware statutory trust (the "CVR Trust").

RECITALS:

     WHEREAS, the Company, Parent, and Merger Sub have entered into an Agreement and Plan of Merger dated as of September 7, 2003 (as the same has been or may be amended from time to time, the "Merger Agreement"), pursuant to which at the Effective Time the Company and Merger Sub will be merged with the Company continuing as the Surviving Corporation;

     WHEREAS, upon consummation of the Merger, the Company will become a wholly-owned subsidiary of Parent;

     WHEREAS, the consideration that shall be paid by Parent pursuant to the Merger Agreement includes contingent value rights certificates of the CVR Trust as hereinafter described; and

     WHEREAS, all things necessary have been done to make the contingent value rights certificates of the CVR Trust, when issued pursuant to the Merger Agreement and the CVR Trust Agreement (as defined below), the valid obligations of the CVR Trust and to make this Agreement a valid agreement of Parent and the CVR Trust, in accordance with its terms.

     NOW, THEREFORE, for and in consideration of the premises and the consummation of the transactions referred to above, it is mutually covenanted and agreed as follows:

ARTICLE I
DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION

     Section 1.1 Definitions.

     (a) For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

     (i) the terms defined in this Article have the meanings assigned to them in this Article, and include the plural as well as the singular;

     (ii) all accounting terms used herein and not expressly defined shall have the meanings assigned to such terms in accordance with generally accepted accounting principles, and the term "generally accepted accounting principles" means such accounting principles as are generally accepted in the United States at the time of any computation;

     (iii) the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision; and

     (iv) unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, words denoting any gender shall include all genders and words denoting natural Persons shall include corporations, partnerships and other Persons and vice versa.

     (b) Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Merger Agreement. The following additional terms shall have the meanings ascribed to them as follows:

     "Affiliate" of a Person means a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person.

     "After-Tax Litigation Proceeds" with respect to any Litigation Proceeds means (i) the amount of such Litigation Proceeds less (ii) the Assumed Tax Liability with respect to such Litigation Proceeds.

     "Assumed Tax Liability" with respect to any Litigation Proceeds means an amount equal to the product of (i) Assumed Tax Rate times (ii) the amount of such Litigation Proceeds.

     "Assumed Tax Rate" shall mean 34%.

     "Base Amount" means $200,000,000.

"Base CVR Percentage" means 68%; provided that if the Merger Agreement is terminated after the Acceptance Date but prior to the Effective Time, the Base CVR Percentage shall be 68% times the quotient of (i) the number of shares of Company Common Stock that were accepted for payment pursuant to the Offer divided by (ii) the sum of (A) number of shares of Company Common Stock outstanding immediately prior to commencement of the Offer (including any shares of Restricted Stock) plus (B) the number of shares of Company Common Stock that would be acquired upon exercise of all of the Company Options which would have been paid amounts under Section 2.10 of the Merger Agreement if the Merger had been completed; provided, further that in the event of any exercise of appraisal rights by holders of Company Common Stock with respect to the Merger, the Base CVR Percentage shall be (x) 68% times (y) one minus the quotient of (i) the number of Appraisal Shares divided by (ii) the sum of (A) the number of shares of Company Common Stock outstanding immediately prior to commencement of the Offer (including any shares of Restricted Stock) plus (B) the number of shares of Company Common Stock that would be acquired upon exercise of all of the Company

      Options which would have been paid amounts under Section 2.10 of the Merger Agreement if the Merger had been completed.

     "Base Preliminary CVR Payment Amount" for any CVR Payment Date equals (before any adjustments required under Section 5.1(f)(ii)) (x) Base CVR Percentage times the lesser of the (i) amount of Gross Litigation Proceeds actually received by the Company and the Company Subsidiaries or their Affiliates through the date of the Litigation Proceeds Certificate applicable to such CVR Payment Date and (ii) the Base Amount, minus (y) the Base CVR Percentage times the Assumed Tax Liability with respect to the lesser of (i) all of the Gross Litigation Proceeds actually received by the Company through the date of the Litigation Proceeds Certificate applicable to such CVR Payment Date and (ii) the Base Amount, minus (z) (1) Base CVR Percentage times (2) one minus the Assumed Tax Rate, times (3) the amount of any fees paid for services provided by outside counsel in connection with prosecuting the Litigation that are contingent on the success of the Litigation and which are calculated on the basis of the portion of the Gross Litigation Proceeds that are less than or equal to the Base Amount; provided, however, the Base Preliminary CVR Payment Amount for the Last CVR Payment Date shall be increased by the amount by which the Claims Expenses are less than $10,000,000.

     "Board of Directors" means the board of directors of Parent.

     "Board Resolution" means a copy of a resolution certified by the secretary or an assistant secretary of Parent to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification, and delivered to the Rights Agents.

     "Business Day" means any day other than a Saturday, Sunday or a day on which banking institutions in Chicago, Illinois are authorized or obligated by law or executive order to remain closed.

     "Cash Equivalents" means (a) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than six months from the date of acquisition, (b) certificates of deposit with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any commercial bank organized and in existence under the laws of the United States and having capital and surplus in excess of $500 million, (c) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (a) and (b) above entered into with any financial institution meeting the qualifications specified in clause (b) above, (d) commercial paper having the highest rating obtainable from Moody’s Investors Service, Inc. or Standard & Poor’s Ratings Services and in each case maturing within 180 days after the date of acquisition, (e) investments in commercial paper, maturing not more than 180 days after the date of acquisition, issued by a corporation organized and in existence under the laws of the United States or any foreign country recognized by the United States with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody’s Investor Service, Inc. or "A-1" (or higher) according to Standard & Poor’s Ratings Services, and (f) money market mutual funds substantially all of the assets of which are of the type described in the foregoing clauses (a) through (e) above.

     "Cash Proceeds" means all compensation, damages, penalties, interest and other payments in the form of cash or Cash Equivalents, if any, recovered or received by the Company and the Company Subsidiaries or any of their Affiliates as a result of the Litigation, whether such compensation, damages, penalties, interest or other payments are recovered or received pursuant to court order at trial or upon appeal or pursuant to the terms of any settlement agreement.

     "Claims Expenses" means the sum of all direct expenses paid after the date of the Merger Agreement by Parent, the Company, Company Subsidiaries and their Affiliates to prosecute the Litigation (i) including any amounts paid to or on behalf of the Rights Agents pursuant to Section 3.4 of this Agreement but (ii) excluding (A) fees paid in exchange for services provided by outside counsel in connection with prosecuting the Litigation that are contingent on the success of the Litigation; (B) any payment of Firm Expenses; (C) any fees, expenses or costs associated with the CVR Trust; and (D) any fees, expenses or costs associated with registering the CVRs under the Securities Act or any fees, expenses or costs associated with complying with the Securities Act, the Exchange Act, and other securities laws.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Commission" means the Securities and Exchange Commission of the United States of America.

     "Company Retained Proceeds" has the meaning specified in Section 5.1(h) of this Agreement.

      "Compliance Commitments" shall mean any Non-Cash Proceeds that provide the Company, the Company Subsidiaries, and their Affiliates with no substantial benefits or protections other than the benefits and protections to which they are entitled under applicable law.

     "Control" (including the terms "controlled", "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock, including the power to dispose of or vote such stock, as trustee or executor, by contract or otherwise.

     "CVR Payment Amount" for any CVR Payment Date means the sum of the (i) Base Preliminary CVR Payment Amount for such date plus (ii) the Excess Preliminary CVR Payment Amount for such date; provided, however, the CVR Payment Amount for any date shall be reduced by (A) one minus the Assumed Tax Rate multiplied by (B) the sum of (i) the aggregate amount of expenses as of the CVR Payment Date (and not previously included in the computation of the CVR Payment Amount) that the Company has incurred (whether directly or reimbursed) under Section 5.4 to comply with Securities Law Requirements or in connection with the registration of the CVRs under the Securities Act plus (ii) the amount of Excess Insurance Expenses incurred (whether directly or reimbursed) as of the CVR Payment Date (and not previously included in the computation of the CVR Payment Amount). To the extent the adjustment amount referred to in the proviso to the prior sentence exceeds the CVR Payment Amount otherwise payable on the CVR Payment Date, the CVR Payment Amount for such CVR

      Payment Date shall be reduced to zero and the amount of the excess adjustment shall be carried over and reduce (but not below zero) any future CVR Payment Amounts until the aggregate amount of such adjustment amounts has been utilized to reduce CVR Payment Amounts.

     "CVR Payment Date" means any date that any CVR Payment Amount is paid by Parent to the CVR Trust.

     "CVR Rights Agents" means ____________ and __________ and their respective successors pursuant to the applicable provisions of this Agreement.

     "CVR Trust" has the meaning set forth in the Recitals.

     "CVR Trust Agreement" means the Amended and Restated Declaration of Trust of Information Resources, Inc. Litigation Contingent Payment Rights Trust, of even date herewith, as from time to time amended, modified, supplemented or restated.

     "CVRs" means those Contingent Value Rights Certificates issued under the CVR Trust Agreement.

     "Escrow Agreement" means any agreement entered into with an escrow agent pursuant to Section 5.1(e) on terms that are acceptable to a majority of the Rights Agents.

     "Excess CVR Percentage" means 75%; provided that if the Merger Agreement is terminated after the Acceptance Date but prior to the Effective Time, the Excess CVR Percentage shall be 75% times the quotient of (i) the number of shares of Company Common Stock that were accepted for payment pursuant to the Offer divided by (ii) the sum of (A) number of shares of Company Common Stock outstanding immediately prior to commencement of the Offer (including any shares of Restricted Stock) plus (B) the number of shares of Company Common Stock that would be acquired upon exercise of all of the Company Options which would have been paid amounts under Section 2.10 of the Merger Agreement if the Merger had been completed; provided, further that in the event of any exercise of appraisal rights by holders of Company Common Stock with respect to the Merger, the Excess CVR Percentage shall be (x) 75% times (y) one minus the quotient of (i) the number of Appraisal Shares divided by (ii) the sum of (A) the number of shares of Company Common Stock outstanding immediately prior to commencement of the Offer (including any shares of Restricted Stock) plus (B) the number of shares of Company Common Stock that would be acquired upon exercise of all of the Company Options which would have been paid amounts under Section 2.10 of the Merger Agreement if the Merger had been completed.

     “Excess Insurance Expenses” means with respect to any CVR Payment Date, the aggregate amount of expenses as of the CVR Payment Date (and not previously included in the computation of the CVR Payment Amount) incurred either pursuant to Section 5.5(a) (including, for purposes of the Last CVR Payment Date, the amount of premiums paid to acquire liability insurance coverage for six years following the Last CVR Payment Date) or in order to obtain and maintain directors’ and officers’ insurance for Parent, the Company and their Subsidiaries (including to obtain or maintain such insurance between the Acceptance Date and the Effective Time), but in each case only the aggregate amount in excess of the aggregate amount that would have been paid pursuant to Section 5.5(a), or in respect of such insurance for Parent, the

Company and their Subsidiaries, if the CVRs were non-transferable contractual rights rather than publicly traded, registered securities. Such amounts shall be determined in accordance with Section 5.5(b).

     "Excess Preliminary CVR Payment Amount" for any CVR Payment Date equals (x) the Excess CVR Percentage times the amount by which the Gross Litigation Proceeds actually received by the Company and the Company Subsidiaries or their Affiliates through the date of the Litigation Proceeds Certificate applicable to such CVR Payment Date exceeds the Base Amount, minus (y) (1) the Excess CVR Percentage times (2) the Assumed Tax Liability with respect to the Gross Litigation Proceeds in excess of the Base Amount actually received by the Company and the Company Subsidiaries through the date of the Litigation Proceeds Certificate, minus (z) (1) the Excess CVR Percentage times (2) one minus the Assumed Tax Rate times (3) the amount of any fees paid for services provided by outside counsel in connection with prosecuting the Litigation that are contingent on the success of the Litigation and which are calculated on the basis of the Gross Litigation Proceeds that are in excess of the Base Amount.

     "Exchange Act" means the Securities and Exchange Act of 1934, as amended from time to time, or any successor legislation, and any regulations or rules promulgated thereunder.

     "Existing Credit Agreement" means the Revolving Credit Agreement dated as of July 12, 2002 by and among the Lenders, the Company and the Company’s wholly owned U.S. Subsidiaries, as the same may be or may have been amended from time to time.

     "Existing Credit Agreement Period" has the meaning specified in Section 5.1(h) of this Agreement.

     "Existing Lender Lien" has the meaning specified in Section 5.1(h) of this Agreement.

     "Firm Expenses" has the meaning specified in Section 2.2(e) of this Agreement.

     "Gross Litigation Proceeds" means the sum of (i) any and all Cash Proceeds plus (ii) the fair market value of any and all Non-Cash Proceeds (as determined pursuant to Section 2.2 or 3.1(d), as applicable).

     "Holder" means a Person in whose name a CVR is registered on the register maintained by the Registrar.

     "Independent Rights Agent" means (i) such person who (a) is selected within 15 days following the first issuance of CVRs by a majority of the Rights Agents (other than the Independent Rights Agent), (b) is a holder of (or is employed by a holder of) at least 2.5% of the outstanding CVRs at the time of that selection (but only if there is such a holder at that time who is willing to serve in that capacity) and (c) is not an Affiliate of any of the Company, Parent, Symphony Technology Group, Tennenbaum Capital Partners, LLC or any of their respective Affiliates and (ii) any replacement thereof thereafter selected by like method within 15 days after the death, resignation or removal pursuant to the terms hereof of any predecessor of any such person. Once selected, the Independent Rights Agent shall be joined to this Agreement pursuant to an agreement reasonably acceptable to the majority of the Rights Agents (other than the Independent Rights Agent), the Company, Parent, and the Independent Rights Agent.

     "Last CVR Payment Date" shall mean the date determined by a majority of the Rights Agents as the date on which the last CVR Payment Amount is to made under this Agreement (or the date on which it is determined by a majority of the Rights Agents that no payment of CVR Payment Amount shall be made pursuant to this Agreement).

     "Lenders" means LaSalle Bank National Association and Key Corporate Capital, Inc.

     "Litigation" means the litigation and claims that the Company and the Company Subsidiaries have filed or asserted as described on Exhibit A to this Agreement and any amendments thereto and any similar future lawsuits, claims or appeals brought by Parent, Company, the Company Subsidiaries or their Affiliates related to such matters or arising out of the conduct involved in such litigation and claims.

     "Litigation Proceeds" means the (A) sum of (i) any and all Cash Proceeds plus (ii) the fair market value of any and all Non-Cash Proceeds (as determined pursuant to Section 2.2 or 3.1(d), as applicable) less (B) any fees paid for services provided by outside counsel in connection with prosecuting the Litigation that are contingent on the success of the Litigation.

     "Litigation Proceeds Certificate" has the meaning specified in Section 2.2(a) of this Agreement.

      "Litigation Trustees" means the Litigation Trustees under the CVR Trust Agreement.

      "Merger Agreement" has the meaning set forth in the recitals to this Agreement.

     "Non-Cash Proceeds" means all compensation, damages, penalties, interest, agreements, commitments, undertakings and other benefits and protections (whether provided by contract, court order or applicable law and including, without limitation, Compliance Commitments (having a fair market value of zero in accordance with Section 2.2(a))) not in the form of cash or Cash Equivalents, if any, recovered or received by the Company or the Company Subsidiaries or any of their Affiliates as a result of the Litigation, whether such compensation, damages, penalties, interest, agreements, commitments, undertakings or other benefits or protections are recovered or received pursuant to court order at trial or upon appeal or pursuant to the terms of any settlement agreement.

     "Officer’s Certificate" means a certificate signed by the chairman of the Board of Directors or the president, any vice president, the controller, the treasurer, the secretary or any assistant secretary, in each case of Parent, in his or her capacity as such an officer, and delivered to the Rights Agents.

     "Opinion of Counsel" means a written opinion of counsel, who shall be selected by a majority of the Rights Agents.

     "Parent" has the meaning set forth in the first paragraph of this Agreement.

     "Parent Rights Agents" means ____________________ and ___________________ and their respective successors pursuant to the applicable provisions of this Agreement.

     "Person" means any individual, corporation, partnership, joint venture, limited liability Parent, business trust, association, joint-stock company, trust, estate, unincorporated organization or government or any agency or political subdivision thereof.

     "Registrar" has the respective meaning specified in the CVR Trust Agreement.

     "Resolution" has the meaning specified in Section 2.2(e) of this Agreement.

     "Rights Agent" means one of the Persons named as the "Rights Agents" in the first paragraph of this Agreement or the Independent Rights Agent, until a successor Rights Agent shall have become such pursuant to the applicable provisions of this Agreement, and thereafter "Rights Agent" shall mean such successor Rights Agent.

     "Securities Act" means the Securities Act of 1933, as amended from time to time, or any successor legislation, and any regulations or rules promulgated thereunder.

     "Securities Law Requirements" has the meaning set forth in Section 5.4.

     "Settlement Decision" means any decision to grant consent to the settlement of any aspect or portion of the Litigation or otherwise to dismiss with prejudice any claim of the Company or a Company Subsidiary against any party in the Litigation (and any other determination specified in Section 3.1(d) relating to such a decision).

     "Strategic Decision" means, with respect to the Litigation, any decision that involves the appeal of any aspect of the case (whether after a verdict or on a interlocutory basis), the addition of any claim or party, changing legal counsel or the basis for payment of attorney's fees, any admission of liability with respect to any claim against the Company in the Litigation, or any other proposed decision or determination that in the opinion of outside counsel representing the Company and Company Subsidiaries in the Litigation would represent a material change or development in strategy with respect to the Litigation and result in a substantial likelihood that the recovery or receipt by the Company and Company Subsidiaries of any amount of Litigation Proceeds (whether pursuant to a court order at trial or upon appeal or pursuant to the terms of any settlement agreement) will be delayed; provided, however, a Strategic Decision shall not include any action that constitutes (in whole or in part) a Settlement Decision.

     "Subsidiary" when used with respect to any Person means any corporation or other organization, whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization, or any organization of which such Person is a general partner.

     "Surviving Person" has the meaning set forth in Section 7.1(a)(1).

     Section 1.2 Notices. Any request, demand, authorization, direction, notice, consent, or other document provided or permitted by this Agreement to be made upon, given or furnished to, or filed with:

    (a) the Parent Rights Agents shall be sufficient for every purpose hereunder if in writing and delivered personally, telecopied or mailed first-class postage prepaid or sent by a nationally recognized overnight courier to the Parent Rights Agents addressed to them at ________________, fax: ___________ or at any other address previously furnished in writing to the other parties hereto;

     (b) Parent or Merger Sub shall be sufficient for every purpose hereunder if in writing and delivered personally, telecopied or mailed first-class postage prepaid or sent by a nationally recognized overnight courier to Parent or Merger Sub addressed to it in care of Symphony Technology Group, 4015 Miranda Avenue, 2nd Floor, Palo Alto, California 94304, Attention: Managing Partner, fax: ___________ or at any other address previously furnished in writing to the other parties hereto;

     (c) the CVR Trust shall be sufficient for every purpose hereunder if in writing and delivered personally, telecopied or mailed first-class postage prepaid or sent by a nationally recognized overnight courier to the CVR Trust addressed to it at _______, fax: ___________ or at any other address previously furnished in writing to the other parties hereto;

     (d) the CVR Rights Agents shall be sufficient for every purpose hereunder if in writing and delivered personally, telecopied or mailed first-class postage prepaid or sent by a nationally recognized overnight courier to the CVR Rights Agents addressed to them at ________________, fax: ___________ or at any other address previously furnished in writing to the other parties hereto;

     (e) the Independent Rights Agent shall be sufficient for every purpose hereunder if in writing and delivered personally, telecopied or mailed first-class postage prepaid or sent by a nationally recognized overnight courier to the Independent Rights Agent addressed to him or her at ________________, fax: ___________ or at any other address previously furnished in writing to the other parties hereto; or

     (f) the Company shall be sufficient for every purpose hereunder if in writing and delivered personally, telecopied or mailed first-class postage prepaid or sent by a nationally recognized overnight courier to the Company addressed to it at 150 North Clinton Street, Chicago, Illinois 60601, Attention: General Counsel, fax: ___________ or at any other address previously furnished in writing to the other parties hereto.

     Section 1.3 Effect of Headings. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

     Section 1.4 Successors and Assigns. All covenants and agreements in this Agreement by Parent shall bind its successors and assigns, whether so expressed or not.

      Section 1.5 Benefits of Agreement. Nothing in this Agreement, express or implied, shall give to any Person (other than the parties hereto) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the parties hereto.

     Section 1.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts executed and performed wholly within such state without giving effect to the choice of law principles of such state.

     Section 1.7 Legal Holidays. In the event that a CVR Payment Date shall not be a Business Day, then (notwithstanding any provision of this Agreement to the contrary) any payment required to be made in respect of the CVRs on such date need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the applicable CVR Payment Date.

     Section 1.8 Severability Clause. In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, but this Agreement shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the court or other tribunal making such determination is authorized and instructed to modify this Agreement so as to effect the original intent of the parties as closely as possible so that the transactions and agreements contemplated herein are consummated as originally contemplated to the fullest extent possible.

     Section 1.9 Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be deemed to constitute but one and the same instrument.

     Section 1.10 Effectiveness. This Agreement shall be effective from and after the first issuance of CVRs in payment for shares of Company Common Stock pursuant to the Offer. This Agreement shall be deemed terminated and of no force or effect, and the parties hereto shall have no liability hereunder, if the Merger Agreement is terminated in accordance therewith prior to the Acceptance Date.

     Section 1.11 Entire Agreement. This Agreement, the Merger Agreement and the CVR Trust Agreement represent the entire understanding of the parties hereto with reference to the transactions and matters contemplated hereby and thereby and this Agreement, the Merger Agreement and the CVR Trust Agreement supersede any and all prior oral or written agreements regarding the transactions and matters contemplated hereby and thereby. If and to the extent that any provision of this Agreement is inconsistent or conflicts with the Merger Agreement or the CVR Trust Agreement, this Agreement shall govern and be controlling.

ARTICLE II CONTINGENT VALUE RIGHTS

     Section 2.1 [Reserved]

     Section 2.2 Payment Procedures.

     (a) As promptly as practicable but in no event later than 30 days after each receipt by the Company or the Company Subsidiaries or any of their Affiliates of any Litigation

Proceeds (other than Litigation Proceeds received as a result of a Settlement Decision) or after a determination that no Litigation Proceeds shall be received, Parent shall deliver to the Rights Agents a certificate (the "Litigation Proceeds Certificate") setting forth, in each case, in reasonable detail (i) the amount of any Cash Proceeds received by the Company or the Company Subsidiaries or their Affiliates, if any, (ii) a detailed description of Non-Cash Proceeds received by the Company or the Company Subsidiaries or their Affiliates, if any, (iii) the fair market value of any Non-Cash Proceeds and the methodology used, and calculations made, to determine such fair market value (it being understood that fair market value shall be determined on an arm's-length basis and without regard to any liens or other encumbrances on the Non-Cash Proceeds granted or created by Parent, the Company, the Company Subsidiaries, or their Affiliates and that Compliance Commitments shall have a fair market value of zero), (iv) an itemized list of the Claims Expenses incurred to date and any Claim Expenses reasonably expected to be incurred before the Last CVR Payment Date, (v) an itemized list of the expenses as of the CVR Payment Date (and not previously included in the computation of the CVR Payment Amount) that the Company has incurred (whether directly or reimbursed) under Section 5.4 to comply with Securities Law Requirements or in connection with the registration of the CVRs under the Securities Act, (vi) the calculation of the CVR Payment Amount, if any, through the date of the Litigation Proceeds Certificate, (vii) any assumptions underlying the determination of any item used in making the necessary calculations for such calculations, and (viii) any financial or other documentation reasonably necessary to sufficiently support such calculations.

     (b) Within 30 days of delivery of the Litigation Proceeds Certificate, each CVR Rights Agent shall give written notice to Parent and each of the other Rights Agents specifying whether such CVR Rights Agent agrees or objects (a "Notice of Agreement" and a "Notice of Objection", respectively) to the Litigation Proceeds Certificate and the computation of the CVR Payment Amount.

     (c) If each CVR Rights Agent delivers a Notice of Agreement and any CVR Payment Amount is payable, Parent shall pay such amounts to the CVR Trust in accordance with Section 2.3(a).

     (d) If either CVR Rights Agent delivers a Notice of Objection within such 30 day period, Parent shall continue to hold the Cash Proceeds in the bank account established under Section 5.1(d) (as invested as set forth in Section 5.1(d)); provided, however, that if the Cash Proceeds held in such account exceeds the aggregate CVR Payment Amount as set forth in the Objection Certificate (as defined below), the amount of cash held in such bank account may be reduced to the CVR Payment Amount as set forth in the Objection Certificate. Any interest generated by such investments or accretions in value resulting from such investments shall increase the CVR Payment Amount.

     (e) As promptly as practicable following delivery of such Notice of Objection, the applicable CVR Rights Agent shall deliver to Parent and each other Rights Agent a certificate (an "Objection Certificate") setting forth in reasonable detail each of the objections to the calculations, valuations, methodologies, lists, computations, assumptions and other information, including, without limitation, the fair market value of any Non-Cash Proceeds (collectively, the "Determinations") that the CVR Rights Agent has to the applicable Litigation

Proceeds Certificate. If the other CVR Rights Agent does not agree with the Objection Certificate (or any objections within such Objection Certificate), then the CVR Payment Amount shall be as set forth in the Litigation Proceeds Certificate and Parent shall pay such amounts in accordance with Section 2.3(a). If within ten days of the delivery of the Objection Certificate, the other CVR Rights Agent agrees, in whole or in part, with the Objection Certificate, Parent and the Rights Agents shall subject the Determinations set forth in the Litigation Proceeds Certificate that are in dispute to ________ or any other mutually agreed upon independent public accounting firm of national standing that shall have expertise in the valuation of assets and properties (the "Firm"). The Firm shall be instructed to determine whether the Determinations set forth in the Litigation Proceeds Certificate that are in dispute are correct in all material respects. If the Firm determines that such Determinations are correct, the CVR Payment Amount shall be as set forth in the Litigation Proceeds Certificate, and each CVR Rights Agent shall be deemed to have delivered a Notice of Agreement with respect to such Litigation Proceeds Certificate and Parent shall pay such amounts in accordance with Section 2.3(a). If the Firm determines that any of the Determinations set forth in the Litigation Proceeds Certificate are incorrect in any respect (whether or not material), the Firm's resulting calculation of the CVR Payment Amount shall be binding on all parties hereto (the "Resolution") and Parent, upon notice of such Resolution, shall pay such amounts in accordance with Section 2.3(a). If the Resolution results in the CVR Payment Amount determined by Parent to be less than the CVR Payment Amount determined by the Firm, the CVR Payment Amount payable to the CVR Trust shall be increased by the interest on such differential calculated from the date 45 days after delivery of the Litigation Proceeds Certificate at an interest rate equal to the average rate actually earned on Cash Equivalents pursuant to Section 2.2(d). All costs and expenses billed by the Firm in connection with the performance of its duties described herein ("Firm Expenses") shall be paid by Parent; provided, however, that if Parent’s determination of the CVR Payment Amount is:

     (i) greater than or equal to 95% of the CVR Payment Amount determined by the Firm, then 100% of the Firm Expenses shall be deducted from the CVR Payment Amount;

     (ii) greater than or equal to 85% of the CVR Payment Amount determined by the Firm, but less than 95% of the CVR Payment Amount determined by the Firm, then 50% of the Firm Expenses shall be deducted from the CVR Payment Amount; or

     (iii) less than 85% of the CVR Payment Amount determined by the Firm, then Parent shall not be reimbursed for any portion of the Firm Expenses.

     (f) If a CVR Rights Agent does not deliver a Notice of Agreement or a Notice of Objection to a Litigation Proceeds Certificate within the 30-day period described above, the CVR Rights Agent shall be deemed to have delivered a Notice of Agreement with respect to such Litigation Proceeds Certificate.

     (g) Any Litigation Proceeds received after the Acceptance Date but prior to the Effective Time shall, for all purposes under the Agreement, be deemed to have been received on the Closing Date. If the Merger Agreement is terminated after the Acceptance Date but prior to the Effective Time, any Litigation Proceeds received after the Acceptance Date but prior to such termination shall, for all purposes under the Agreement, be deemed to have been received on the date of such termination.

     (h) Notwithstanding the foregoing, the provisions of this Section 2.2 (other than Section 2.2(g) and the definition of Litigation Proceeds Certificate) shall not apply to any Litigation Proceeds Certificate received as a result of a Settlement Decision.

     Section 2.3 Payments to CVR Trust.

     (a) If any CVR Payment Amount is determined to be payable in accordance with Section 2.2 or Section 3.1(e), Parent shall pay such amount to the CVR Trust within two (2) Business Days after such determination is final accompanied by an Officer’s Certificate stating that the amount paid is the CVR Payment Amount as determined in accordance with Section 2.2 or Section 3.1(e), as the case may be.

     (b) In the event that the Company and the Company Subsidiaries or their Affiliates receive payments of Litigation Proceeds on more than one date, then the CVR Payment Amount with respect to any such Litigation Proceeds shall be paid with respect to each such receipt of Litigation Proceeds and the procedures described in Section 2.2 and Section 2.3(a) shall apply to each such receipt of Litigation Proceeds. Subject to the required adjustment for the Last CVR Payment Date as required under the definition of CVR Payment Amount, the calculation of the CVR Payment Amount following the calculation of the initial CVR Payment Amount shall be made on a cumulative basis to reflect the receipt of all Gross Litigation Proceeds, the prior payment of any CVR Payment Amounts, and the calculation of all Assumed Tax Liabilities from the date of this Agreement to the date of determination of each such subsequent CVR Payment Amount, and any payments of fees for services provided by outside counsel in connection with prosecuting the Litigation that are contingent on the success of the Litigation from the date of this Agreement to the date of determination of each subsequent CVR Payment Amount (it being understood, however, that in no event shall the CVR Trust or the Holders be obligated or required to refund to Parent or any of its Affiliates any portion of any CVR Payment Amount previously paid to the CVR Trust).

     (c) The determination by Parent and the Rights Agents of any CVR Payment Amount pursuant to the procedures set forth in Section 2.2, absent a mathematical error, shall be final and binding on Parent, Parent's Affiliates, the Company, the Company’s Subsidiaries, and the CVR Trust.

     (d) Except in the specific cases specified in this Agreement, no interest shall accrue on any amounts payable to the CVR Trust.

ARTICLE III
THE RIGHTS AGENTS

     Section 3.1 Certain Duties and Responsibilities.

     (a) The Rights Agents undertake to perform such duties and only such duties as are specifically set forth in this Agreement. The Rights Agents shall exercise such of the rights and powers vested in them by this Agreement, and use the same degree of care and skill in their exercise, as a prudent man would exercise or use under the circumstances in the conduct of his own affairs; provided, however, that the Rights Agents shall not be liable for any acts or omissions except to the extent that the Rights Agents have engaged in willful misconduct or bad faith.

     (b) No provision of this Agreement shall be construed to relieve the Rights Agents from liability for their own willful misconduct or bad faith, except that no provision of this Agreement shall require the Rights Agents to expend or risk their own funds or otherwise incur any financial liability in the performance of any of their duties hereunder or in the exercise of any of their rights or powers.

     (c) The Rights Agents shall have the sole power and duty to direct and supervise all matters involving the Litigation (including trial strategy and planning and settlement strategy) on behalf of Parent, the Company, the Company Subsidiaries and their Affiliates; provided that all decisions and determinations with respect to the Litigation (including, without limitation, any Settlement Decision or Strategic Decision) shall be made in accordance with Section 3.1(d) hereof. Either one or both of the CVR Rights Agents (as they may mutually decide in their discretion) shall have primary responsibility for the day-to-day direction and supervision of the Litigation and may, without the approval of any of Parent, the Company, the Company Subsidiaries or any of the other Rights Agents, make decisions and determinations in accordance with Section 3.1(d) hereof with respect to the day-to-day conduct of the Litigation and such decisions shall be deemed to made on behalf of all of the Rights Agents. Notwithstanding the foregoing, (i) the approval of a majority of the Rights Agents (including the Independent Rights Agent) shall be required for any Strategic Decision and (ii) the approval of a majority of the Rights Agents (other than the Independent Rights Agent) shall be required for any Settlement Decision; provided, however, if there is a vacancy with respect to any Rights Agent (other than the Independent Rights Agent), the approval of all Rights Agents (other than the Independent Rights Agent) shall be required for any Settlement Decision.

     (d) In making any decision or determination with respect to the Litigation (including, without limitation, any Settlement Decision or Strategic Decision) the Rights Agents shall act in good faith with a view to maximizing the present value of the Litigation Proceeds to the Company, the Company Subsidiaries and the CVR Trust. Without limiting the generality of the foregoing, in connection with any Settlement Decision, the Rights Agents shall consider:

(A)	the aggregate amount of After-Tax Litigation Proceeds to be received in connection with the proposed settlement;

(B)

the benefit to the Company and the Company Subsidiaries of any agreements, commitments or undertakings to be made in connection with such settlement that restrict future anti-competitive or allegedly anti-competitive conduct by one or more parties to the Litigation;

(C)

if consent to such settlement is withheld, the probability of the Company and the Company Subsidiaries receiving greater After-Tax Litigation Proceeds in connection with a subsequent settlement or other resolution of the Litigation;

(D)

the probable timing of such subsequent settlement or other resolution of the Litigation and the probable amount of any additional After-Tax Litigation Proceeds to be received in connection therewith; and

(E)	the discounted present value of such prospective additional After-Tax Litigation Proceeds.

     The discount rate applicable to the value of such prospective additional After-Tax Litigation Proceeds shall be determined by the applicable majority of the Rights Agents as determined in accordance with the last sentence of Section 3.1(c) and shall give due regard to the financial and other costs to the Company, the Company Subsidiaries and the CVR Trust of postponing settlement or other resolution of the Litigation.

     (e) In connection with the approval of any Settlement Decision, the applicable majority of the Rights Agents for Settlement Decisions as determined in accordance with the last sentence of Section 3.1(c) shall determine the amount, or a methodology for determining the amount, of any Litigation Proceeds resulting from the settlement and the fair market value (determined on an arm's-length basis and without regard to any liens or encumbrances granted or created by Parent, the Company, the Company Subsidiaries, or their Affiliates and with Compliance Commitments having a fair market value of zero) of any Non-Cash Proceeds. As promptly as practicable (but in no event later than 30 days after the settlement), the Rights Agents shall deliver to Parent a Litigation Proceeds Certificate setting forth the matters described in Section 2.2(a) and, absent mathematical error, the amounts set forth in such Litigation Proceeds Certificate shall be binding on Parent and the CVR Trust. Upon receipt of any Litigation Proceeds resulting from the settlement, Parent shall compute the CVR Payment Amount in a manner consistent with the Litigation Proceeds Certificate and shall pay the CVR Payment Amount to the CVR Trust in accordance with Section 2.3(a) (accompanied by the Officer Certificate's setting forth the CVR Payment Amount).

     (f) The Rights Agents shall confer in person or by telephone at least once per month, but in any event as frequently as necessary to keep all Rights Agents and the Independent Rights Agent informed about material developments in the Litigation, on at least three days’ prior notice. At least one such conference per month shall include a briefing by the CVR Rights Agents that describes the progress of the Litigation and summarizes any material decisions or

16

determinations that were made without seeking the approval of the Independent Rights Agent or either of Parent Rights Agents.

     (g) ______________1 shall preside at all meetings or conferences of Rights Agents, unless he is removed from this capacity by majority vote of the other Rights Agents then in office. In the event he or she is removed or is unwilling or unable to preside at all meetings or conferences, his or her successor shall be elected by majority vote of the Rights Agents then in office.

     (h) The Rights Agents shall establish procedures for making decisions in an expedited manner in the case of exigent or emergency circumstances arising in connection with the Litigation.

     (i) The Rights Agents shall be deemed to be agents of Parent and the Company for all purposes relating to evidentiary privileges, including attorney-client privileges.

     (j) Any Rights Agent that receives a notice provided pursuant to this Agreement shall provide such notice to all other Rights Agents.

     Section 3.2 Certain Rights of Rights Agents; Actions of the Rights Agents. The Rights Agents undertake to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against the Rights Agents. In addition:

     (a) the Rights Agents may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document believed by them to be genuine and to have been signed or presented by the proper party or parties;

     (b) whenever the Rights Agents shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Rights Agents may, in the absence of bad faith or willful misconduct on their part, rely upon an Officer’s Certificate;

     (c) the Rights Agents may engage and consult with counsel of their selection and the written advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by them hereunder in good faith and in reliance thereon;

     (d) the Rights Agents may engage and consult with accounting firms, tax experts, valuation firms and other experts and third parties that they, in their sole and absolute discretion, deem appropriate or necessary to enable them to discharge their duties hereunder;

     (e) the Rights Agents may direct employees of Parent, the Company, and Company Subsidiaries, and their Affiliates to respond to discovery requests, attend and prepare for depositions, prepare for and testify at trial, or take any other action that the Rights Agents

_______________
1.      Insert name of a CVR Rights Agent.

believe is necessary or prudent in prosecuting the Litigation. If an employee of Parent, the Company, the Company Subsidiaries, or their Affiliates takes any action in accordance with this Section 3.2(e), Parent shall be entitled to be paid an amount equal to (I) (i) the hours that the employees are required to work in connection with such engagement times (ii) the hourly rate of such employee (determined by dividing (A) the sum (without duplication) of (1) the employee's annual salary payable in cash at the time of the engagement plus (2) the employee's annual bonus for the prior fiscal year plus (3) the employment taxes that the employer is required to pay with respect to such amounts plus (4) the out-of-pocket costs of Parent, the Company, the Company Subsidiaries, or their Affiliates, as the case may be, of all other employee benefits, including employer-paid health care, employer-paid life insurance premiums, and employer contributions to savings and pension plans, in respect of the employee, by (B) the product of (x) 52 weeks less the number of weeks of vacation to which the employee is entitled during the current calendar year times (y) if such employee is a full-time employee, 40, or if such employee is not a full time employee, the number of hours that such employee is expected to work each week) plus (II) the out-of-pocket expenses incurred by Parent, the Company, the Company Subsidiaries, or their Affiliates, as the case may be, in connection with such engagement. Prior to commencing any engagement, Parent shall provide to the engaging Rights Agents an estimate of the number of hours that Parent expects that its or its Affiliates' employees will expend in connection with the engagement, the position of the employees that it expects to work on the engagement, an estimate of the hourly rate of such employees, and an estimate of any material out-of-pocket expenses Parent expects to be incurred in connection with such engagement. During the course of the engagement, Parent shall submit to the engaging Rights Agents an update of the estimate (including a statement of actual hours worked by each employee and the hourly rate of such employee and actual out-of-pocket expenses incurred) not less than monthly (or any shorter period as reasonably requested by the engaging Rights Agents at the time of the engagement) or at anytime that Parent knows that the actual amount of work will materially exceed the initial estimate. Parent shall submit separate bills for each engagement at the end of each fiscal quarter setting forth the name of the employee that worked on the engagement, the hours such employee spent for such fiscal quarter on such engagement (accompanied by appropriate billing sheets prepared by such employee), the hourly rate for such employee (accompanied by any reasonable evidence of such rate that the engaging Rights Agent requests), and the out-of-pocket expenses incurred (accompanied by receipts for any material item). The Rights Agents shall direct that the bill be paid out of the Escrowed Funds. Notwithstanding the foregoing, the Rights Agents shall not be required to pay for (and shall not treat as Claims Expenses any amounts allocable to) the following: (A) the first $100,000 billed and approved by the Rights Agents pursuant to this Section 3.2(e), (B) any employee time spent personally preparing for or testifying at a trial, (C) any employee time spent attending or preparing for his or her depositions; (D) any employee time spent exercising the rights and duties of a Rights Agent; (E) any employee time spent defending a claim against the Company, the Company Subsidiaries, Parent, or its Affiliates in the Litigation; or (F) other than matters specified in Section 3.2(e), any employee time spent or out-of-pocket expenses incurred in the performance of the Company's or Parent's obligations pursuant to this Agreement.

     (f) the Rights Agents shall not be required to give any note or surety in respect of the execution of the such powers or otherwise in respect of the premises; and

     (g) the initial Rights Agents may be Holders of CVRs.

Except as otherwise expressly provided in this Agreement, all decisions of the Rights Agents shall be taken by majority vote of the Rights Agents; provided, however, that the right to engage parties (including employees of the Company, the Company Subsidiaries, Parent, or their Affiliates) to perform services (i) with respect to the day-to-day conduct of the Litigation shall be made by the CVR Rights Agents with the primary responsibility for day-to-day conduct as set forth in Section 3.1(c), (ii) with respect to Strategic Decisions shall be made by the applicable majority of Rights Agents required for Strategic Decisions as set forth in Section 3.1(c), and (iii) with respect to Settlement Decisions shall be made by the applicable majority of Rights Agents required for Settlement Decisions as set forth in Section 3.1(c).

     Section 3.3 Not Responsible for Recitals or Issuance of CVRs. The recitals contained herein shall be taken as the statements of Parent, and the Rights Agents assume no responsibility for their correctness. The Rights Agents make no representations as to the validity or sufficiency of this Agreement, the CVR Trust Agreement, or the CVRs. The Rights Agents shall not be accountable or liable for the use or application by Parent of the Litigation Proceeds or Non-Cash Proceeds.

     Section 3.4 Compensation, Reimbursement and Indemnification of the Rights Agents. Parent agrees that the following shall be payable as Claims Expenses:

     (a) to pay to each of the CVR Rights Agents at least $5,000 on the first day of each month following the Acceptance Date until the Last CVR Payment Date and to pay the Independent Rights Agent a fair and reasonable amount of compensation until the Last CVR Payment Date that is agreed to by a majority of the Rights Agents (other than the Independent Rights Agent);

     (b) except as otherwise expressly provided herein, to pay to or on behalf of the Rights Agents, upon the request of the Rights Agents, all reasonable expenses and disbursements incurred or to be incurred by the Rights Agents in connection with the discharge of their duties under this Agreement (including, without limitation, the reasonable compensation and the expenses and disbursements of their counsel, tax experts, valuation firms and other experts and third parties as contemplated in Section 3.2); and

     (c) to indemnify the Rights Agents and hold them harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, reasonable expenses and reasonable disbursements of any kind or nature whatsoever (including, without limitation, the reasonable compensation and the expenses and disbursements of their counsel, tax experts, valuation firms and other experts and third parties as contemplated in Section 3.2) that may be imposed on, asserted against or incurred by them under this Agreement, and the Rights Agents shall be so indemnified under this Agreement for their own ordinary or gross negligence, but the Rights Agents do not have the right to be indemnified under this Agreement for their own willful misconduct or bad faith.

     Section 3.5 Resignation and Removal; Appointment of Successor.

     (a) The Rights Agents may resign at any time by giving written notice thereof to Parent and the CVR Trust and other Rights Agents.

     (b) Parent may remove a Parent Rights Agent at any time by giving written notice to the CVR Trust and other Rights Agents. All of the Rights Agents (other than the Independent Rights Agent) may remove the Independent Rights Agent at any time by giving written notice thereof to Parent and CVR Trust. A CVR Rights Agent may not be removed by Parent, the Company, the Company Subsidiaries, their Affiliates, any of the other Rights Agents, or the CVR Trust.

     (c) In the event that any of the Rights Agents resigns, is removed or becomes incapable of acting, then such Rights Agent shall not be entitled to any compensation payable pursuant to Section 3.4 from and after the date of his resignation or removal.

     (d) If a Parent Rights Agent shall resign, be removed or become incapable of acting, Parent, by a Board Resolution, shall promptly appoint a qualified successor Parent Rights Agent that may be an officer of Parent. If a CVR Rights Agent shall resign or become incapable of acting, the remaining CVR Rights Agent shall promptly appoint a qualified successor CVR Rights Agent who is a Holder of a CVR. If the Independent Rights Agent shall resign, be removed, or become incapable of acting, his or her successor shall be appointed by the unanimous agreement of the remaining Rights Agents. If, within 90 days after a resignation of a CVR Rights Agent or incapability of a CVR Rights Agent, or the occurrence of such vacancy of a CVR Rights Agent, a successor CVR Rights Agent shall not have been appointed, the Litigation Trustees may appoint any Person who is willing to serve as successor CVR Rights Agent. The successor CVR Rights Agent so appointed shall under the provisions of this Section 3.5(d), forthwith upon his acceptance of such appointment in accordance with this Section 3.5(d), become a successor CVR Rights Agent. If no successor CVR Rights Agent shall have been so appointed by the remaining CVR Rights Agent or the Litigation Trustees, any surviving person who is on the board of directors of the Company as of the initial issuance of the CVRs may petition any court of competent jurisdiction for the appointment of a successor CVR Rights Agent.

     (e) Parent shall give notice of each resignation and each removal of a Rights Agent and each appointment of a successor Rights Agent to the other Rights Agents and to the CVR Trust. Each notice shall include the name and address of the successor Rights Agent. If Parent fails to send such notice within ten days after acceptance of appointment by a successor Rights Agent, the successor Rights Agent shall cause the notice to be mailed at the expense of Parent.

     Section 3.6 Acceptance of Appointment by Successor. Every successor Rights Agent appointed hereunder shall execute, acknowledge and deliver to Parent and to the retiring Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Rights Agent, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts and duties of the retiring Rights Agent; but, on request of Parent or the successor Rights Agent, such retiring Rights Agent shall execute and deliver an instrument transferring to such successor Rights Agent all the rights, powers and CVR Trusts of the retiring Rights Agent.

     Section 3.7 Final Resolution. On the Last CVR Payment Date, this Agreement shall terminate; provided, however, that the provisions of Sections 1.2, 1.6 and 3.4(c) shall survive the termination of the Agreement.

ARTICLE IV

[Reserved]

ARTICLE V

COVENANTS

     Section 5.1 Prosecution of Litigation by Parent; Settlement; Periodic Reports; Claims Expenses.

     (a) In each case as directed by the Rights Agents pursuant to Section 3.1(c) hereof, Parent and the Company shall, and shall cause the Company Subsidiaries and Affiliates to, prosecute the Litigation and/or seek a settlement of the Litigation.

     (b) None of Parent, Company, any Company Subsidiary, or their Affiliates shall make any Settlement Decision without obtaining prior approval from the applicable majority of the Rights Agents as determined in accordance with the last sentence of Section 3.1(c).

     (c) Until the Litigation has been settled or is final and not subject to further judicial review (by appeal or otherwise), each of Parent, the Company, the Company Subsidiaries, their Affiliates and the Rights Agents shall cooperate in order to ensure that (i) all of the Rights Agents receive, by the last Business Day of each fiscal quarter of Parent, a report describing the status of the Litigation, which report shall describe, in summary fashion, the total Claims Expenses incurred through the date of such report, the status of all pending court proceedings related to the Litigation, whether any new claims or proceedings have been brought by Parent, the Company, the Company Subsidiaries or their Affiliates related to the Litigation, the status of any counterclaims brought by the defendants related to the Litigation, and the status of any settlement negotiations among Parent, the Company, the Company Subsidiaries and their Affiliates and the defendants with respect to the Litigation and (ii) except as otherwise required by applicable law or court order, all of the Rights Agents are granted access to any and all records, documents, personnel and any other sources of information that are in the possession, custody or control of Parent and its Affiliates as the Rights Agents shall determine are reasonably necessary or desirable in order to review Settlement Decisions and Strategic Decisions, if any. Parent, the Company, the Company Subsidiaries, and their Affiliates shall cooperate with the Rights Agents in providing the assistance of any of their officers and employees (subject to the requirements of Section 3.2(e)) and, to the extent that Parent or the Company believes in its reasonable determination that it is required to have its employees expend efforts in prosecuting the Litigation, but does not have sufficient time to obtain prior approval from the applicable Rights Agents for such efforts, Parent and the Company shall be entitled to be reimbursed for any reasonable amount of hours expended in such effort in accordance with the principles of Section 3.2(e).

     (d) All Cash Proceeds shall be held in a separate bank account invested in Cash Equivalents, free of any liens or encumbrances of any kind, until the CVR Payment Amount has been determined with respect to such Cash Proceeds. Once determined, the CVR Payment Amount shall be paid to the CVR Trust within two (2) Business Days in accordance with Section 2.3(a). To the extent that Parent does not pay the CVR Trust the entire CVR Payment Amount, the CVR Payment Amount shall be increased by the ratable share of the interest earned in such separate bank account from the date it was owed to the CVR Trust until payment is actually made to the CVR Trust. To the extent that a Rights Agent or the CVR Trust incurs any out-of-pocket expenses (including legal expenses) in successfully pursuing payment of amounts due hereunder, Parent shall pay such expenses and such expenses shall not constitute Claims Expenses.

     (e) Parent agrees to provide funds in the amount of $10,000,000 to support the prosecution of the Litigation and the payment of Claims Expenses. Upon the first issuance of CVRs in payment for shares of Company Common Stock pursuant to the Offer, $10,000,000 (the "Escrowed Funds") shall be placed in an escrow account with a bank organized and in existence under the laws of the United States (which bank shall be reasonably acceptable to a majority of the Rights Agents and have capital and surplus in excess of $500 million (an "Acceptable Bank")), free of any liens or encumbrances of any kind (except for any liens allowed under Section 5.1(h)), and the Escrowed Funds shall be drawn down in accordance with the instructions of the Rights Agents, as provided in the applicable Escrow Agreement; provided, however, that (A) Parent may withhold or permit to be withheld up to $5,000,000 of the Escrowed Funds from the initial escrow deposit, or subsequently withdraw or permit to be withdrawn such funds from the escrow, after giving proper notice to each Rights Agent and the CVR Trust, if such funds are replaced with one or more letters of credit issued by an Acceptable Bank on terms reasonably acceptable to a majority of the Rights Agents for the benefit of the Rights Agents and (B) Parent may, at any time and from time to time, withdraw or permit to be withdrawn Escrowed Funds, after giving proper notice to each Rights Agent, if an equivalent amount is deposited as Escrowed Funds in another escrow account with an Acceptable Bank free of any liens or encumbrances of any kind (except for liens allowed under Section 5.1(h)) pursuant to terms of the applicable Escrow Agreement; provided, further, that at any time the sum of (i) all Escrowed Funds plus (ii) the total face amount of all letters of credit issued for the benefit of the Rights Agents shall be at least equal to (iii) $10,000,000 minus (iv) the cumulative amount of Claims Expenses paid as of the time. To the extent that letters of credit have replaced Escrowed Funds pursuant to clause (A) of the preceding sentence or another escrow account has been funded pursuant to clause (B) of the preceding sentence, the Rights Agents shall, to the extent they are required to pay certain Claims Expenses, first use Escrowed Funds, to the extent available, not in the additional escrow account and then shall draw on the letters of credit or the additional escrow account (in an amount equal to the amounts not paid plus $250,000), as the case may be, if after first requesting that Parent pay such Claims Expenses directly, such expenses are not paid within five (5) business days of the request. The parties hereto agree that nothing in this Agreement shall obligate Parent or its Affiliates or prevent Parent or its Affiliates from providing in their sole and absolute discretion (upon terms to be agreed at that time), aggregate funds in excess of $10,000,000 to support the prosecution of the Litigation and the Claims Expenses.

     (f)

     (i) The costs of Parent in connection with the Escrowed Funds as set forth on Exhibit B (the "Credit Support Costs") shall be paid by Parent; provided, however, that until the earlier of (1) the date on which the cumulative Claim Expenses paid equal $5,000,000 and (2) the date on which the principal trial proceeding with respect to the Litigation commences, the Credit Support Costs shall be Claims Expenses and Parent shall be reimbursed for such amounts out of the Escrowed Funds. To the extent that Parent incurs Credit Support Costs that are not Claims Expenses, such amounts shall be referred to as "Parent Credit Support Costs" and to the extent that Parent incurs Credit Support Costs that are Claims Expenses, such amounts shall be referred to as "CVR Credit Support Costs."

     (ii) If any Parent Credit Support Costs or CVR Credit Support Costs are incurred, the Base Preliminary CVR Payment Amount for the first CVR Payment Date after the incurrence of such costs shall be adjusted as follows: the Base Preliminary CVR Payment Amount otherwise computed in accordance with this Agreement shall be (1) increased by an amount equal to the product of (A) 100% less the Base CVR Percentage times (B) such CVR Credit Support Costs and (2) decreased by an amount equal to the product of (A) the Base CVR Percentage times (B) such Parent Credit Support Costs. To the extent the adjustment required under this Section 5.1(f)(ii) would result in a Base Preliminary CVR Payment Amount that is less than zero, the Base Preliminary CVR Payment Amount shall be reduced to zero and the amount of the excess adjustment shall be carried over and reduce (but not below zero) any future Base Preliminary CVR Payment Amounts until the aggregate amount of such excess adjustment has been utilized to reduce Base Preliminary CVR Payment Amounts.

     (g) The CVR Rights Agents may cause the CVR Trust to issue additional CVRs in accordance with the CVR Trust Agreement or to incur indebtedness that is debt for United States federal income tax purposes in accordance with the CVR Trust Agreement, to obtain funds to pay any Claims Expenses not funded pursuant to Section 5.1(e).

     (h)

     (i) Neither Parent, nor the Company, nor Company Subsidiaries shall enter into any agreement that would restrict Parent's right to be able to make the payments to the CVR Trust under this Agreement or restrict the ability of the Company or Company Subsidiaries to distribute funds to Parent to fund such payments.

     (ii) During the period (such period, the "Existing Credit Agreement Period") beginning on the Acceptance Date and ending on the date that the Existing Credit Agreement shall terminate and no longer have any force or effect, the following shall apply:

     (A) The excess of the Gross Litigation Proceeds over the CVR Payment Amount (the "Company Retained Proceeds") shall be subject to a first priority security interest (the "Existing Lender Lien") for the benefit of the Lenders pursuant to the security and collateral documents related to Existing Credit Agreement, and any other security interest granted pursuant to this Section 5.1(h)(ii) shall, with respect to the Company Retained Proceeds, rank junior to the Existing Lender Lien during the Existing Credit Agreement Period; and

     (B) As security for prompt and complete payment and performance when due of all CVR Payment Amounts and all covenants and obligations to be performed by Parent, the Company, and Company Subsidiaries pursuant to this Agreement during the Existing Credit Agreement Period, Parent, the Company and Merger Sub shall hereby as of the first issuance of the CVRs pledge, hypothecate, and assign and grant to the CVR Trust a continuing security interest in (1) any account established pursuant to Section 5.1(e) and (2) an amount of the Gross Litigation Proceeds that is equal to the CVR Payment Amount (whether such amount of the Gross Litigation Proceeds arise before or after the commencement of a case under the United States Bankruptcy Code or any other domestic or foreign bankruptcy law by or against Parent, the Company, or Company Subsidiaries), and Parent, the Company, and Company Subsidiaries shall prepare, execute, and file any and all forms reasonably requested by any Rights Agent to perfect and maintain such security interests.

     (iii) As security for prompt and complete payment and performance when due of all CVR Payment Amounts and all covenants and obligations to be performed by Parent, the Company, and Company Subsidiaries pursuant to this Agreement on and after the Existing Credit Agreement Period (the "Obligations"), Parent, the Company and Merger Sub shall hereby, on and as of the end of the Existing Credit Agreement Period, pledge, hypothecate, and assign and grant to the CVR Trust a continuing security interest in any account established pursuant to Section 5.1(e), the Litigation and all Gross Litigation Proceeds (whether such Gross Litigation Proceeds arise before or after the commencement of a case under the United States Bankruptcy Code or any other domestic or foreign bankruptcy law by or against Parent, the Company, or Company Subsidiaries), and Parent, the Company, and Company Subsidiaries shall prepare, execute, and file any and all forms reasonably requested by any Rights Agent to perfect and maintain such security interest.

     (iv) From and after the end of the Existing Credit Agreement Period, Parent, the Company, and the Company Subsidiaries shall be entitled to grant a security interest and lien in the Litigation and the Gross Litigation Proceeds to (A) Tennenbaum Capital Partners, LLC (or any affiliate, fund or account managed by Tennenbaum Capital Partners, LLC (together with their successors and assigns, the "TCP Collateral Agent")) as collateral security for indebtedness incurred by Parent and its subsidiaries in connection with the contemplated recapitalization of Parent and its subsidiaries following the Merger (including any liens or security interests granted in connection with any refinancing, replacement, restatement, or refunding in whole or in part of such indebtedness); or (B) for the benefit of lenders or lending syndicates that provide senior working capital facilities to Parent or its subsidiaries from time to time ("Working Capital Lenders") as collateral security for the indebtedness incurred by Parent and its subsidiaries under such facilities. No assignments or grants under this Section 5.1(h)(iv) shall relieve Parent, the Company or the Company Subsidiaries of their obligations under this Agreement.

     (v) As a condition to granting a lien or security interests under Section 5.1(h)(iv), the Rights Agents, the CVR Trust, Parent, the TCP Collateral Agent, any Working Capital Lenders and the Company shall enter into an intercreditor agreement the principal terms of which will provide (A) the liens upon and security interests in the Litigation and Gross Litigation Proceeds granted to the CVR Trust, the TCP Collateral Agent, and the Working Capital Lenders, respectively, shall be ranked equally and ratably, (B) that if Gross Litigation Proceeds are received, (1) the Cash Proceeds shall be held in a separate bank account as established under Section 5.1(d) and (2) once the CVR Payment Amount is determined with respect to the Gross Litigation Proceeds, the Cash Proceeds in excess of the CVR Payment Amount shall be deposited solely in one or more restricted blocked accounts subject solely to the security interests therein granted to TCP Collateral Agent and any Working Capital Lenders pending distribution in accordance with the agreements between Parent, certain Affiliates of Parent, the Company, the TCP Collateral Agent, and the Working Capital Lenders.

     (vi) Neither the Company nor Parent shall assign (or allow any Company Subsidiaries to assign) any interest in the Gross Litigation Proceeds, the Litigation, or any account established under Section 5.1(e) to any Person, except (I) to the Lenders as provided in Section 5.1(h)(ii)(A), (II) to the CVR Trust as provided in Sections 5.1(h)(ii)(A) and 5.1(h)(iii) and/or (III) to the TCP Collateral Agent or the Working Capital Lenders as provided in Section 5.1(h)(iv); provided, however, at any time after a trial verdict in the Litigation disposing of all material claims, Parent, the Company and the Company Subsidiaries shall be entitled to sell or assign any or all of their interests in the Litigation in excess of the amounts that are committed to be paid to the CVR Trust, to any person (other than another party in the Litigation or such other party's Affiliates, employees or directors) if such assignment would not result in any encumbrances or other liens on the CVRs, the Litigation, or the Litigation Proceeds that would affect the CVR Trust or the Holders' rights to be paid amounts under this Agreement or the CVR Trust Agreement.

     (i) None of Parent, the Company, or the Company Subsidiaries shall initiate settlement negotiations or expand settlement negotiations with respect to any aspect or portion of the Litigation without the prior permission of the applicable majority of Rights Agents for Settlement Decisions as set forth in the last sentence of Section 3.1(c) and Parent and the Company agree that such powers shall vest with the Rights Agents as provided in Section 3.1(c). No Rights Agent shall initiate settlement negotiations without first informing each other Rights Agent of such settlement negotiations and obtaining consent to pursue such negotiations from the applicable majority of Rights Agents as determined in the last sentence of Section 3.1(c) for Settlement Decisions. If one or more Rights Agents are allowed to entertain or initiate settlement negotiations, such Rights Agents shall keep each other Rights Agent reasonably informed regarding the status of such negotiations (including any expansion of such negotiations) and any Rights Agents shall, if such Rights Agents request, be allowed to participate in the settlement negotiations.

     (j) If Parent, the Company, the Company Subsidiaries, their Affiliates, or any Rights Agent receives any communication from any other party to the Litigation regarding possible settlement negotiations, the party receiving the communication shall be entitled to review such other party's proposals, provided that such receiving party (i) shall inform each of the Rights Agents regarding the fact (and content) of such communication and proposals as promptly as possible (and under no circumstances more than three days) thereafter and (ii) shall not engage in settlement negotiations or expand settlement negotiations without the required permission of the Rights Agents as set forth in Section 5.1(i).

     Section 5.2 Payment of CVR Payment Amount. Parent shall duly and promptly pay all amounts due to the CVR Trust in accordance with the terms of this Agreement.

     Section 5.3 Federal Income Tax Treatment. Parent and the Company shall not (and shall cause each of their Affiliates not to) treat any CVR Payment Amount as payments of interest or other ordinary income items (except as required under Code section 483) and neither Parent nor the Company shall (nor shall they allow any of their Affiliates to) take any position inconsistent with such treatment (unless required by a determination that is final after Parent or its Affiliates has defended such matter in good faith).

     Section 5.4 Expenses of the CVR Trust. Subject to the following sentences of this Section 5.4, the Company agrees to pay all expenses of the CVR Trust; provided that the Company’s obligation to pay for such expenses shall be limited to those expenses for which the Company has provided prior written approval (not to be unreasonably withheld), in such form as the Company and the Litigation Trustees shall agree. Notwithstanding the foregoing, the Company agrees to pay all expenses of the CVR Trust that are reasonably necessary to enable the CVR Trust to comply with applicable securities laws or with the rules and regulations of the Nasdaq National Market or such other national securities exchange as may be applicable (collectively, "Securities Law Requirements") and all decisions with respect to the incurrence of such expenses shall be subject to the approval of the majority of the Rights Agents; provided, that if the Rights Agents fail to authorize such expenses as are reasonably necessary for the CVR Trust to satisfy its Securities Law Requirements, the Litigation Trustees shall be entitled to incur such expenses and the Company shall pay all such incurred expenses that are reasonably necessary and documented. The Company further agrees to pay all expenses of the CVR Trust incurred with respect to the indemnification obligations of the CVR Trust under Section 10.04 of the CVR Trust Agreement; provided, that the Company’s obligations with respect to the purchase and maintenance of liability insurance to cover such indemnification obligations shall be limited to those obligations provided in Section 5.5(a)(ii). The Company shall have no obligation with respect to indebtedness for borrowed money incurred at any time by the CVR Trust. Any expenses of the CVR Trust not imposed on the Company pursuant to this Section 5.4, and all expenses with respect to indebtedness for borrowed money incurred at any time by the CVR Trust, shall be general obligations of the CVR Trust, payable out of the assets of the CVR Trust (including out of amounts paid to the CVR Trust pursuant to this Agreement).

     Section 5.5 Liability Insurance.

     (a) The Company shall acquire and maintain liability insurance policies (and shall maintain such policies or replacements therefore continuously in effect until the sixth anniversary of the Last CVR Payment Date) affording coverage (i) to the Rights Agents for their actions under this Agreement and (ii) to cover indemnification obligations of the CVR Trust pursuant to Section 10.04 of the CVR Trust Agreement. Such policies shall provide at least the same coverage amounts and shall contain terms and conditions that are no less advantageous to the beneficiaries thereof as provided in policies provided by Parent or its Subsidiaries or any ultimate parent of the foregoing to directors and officers of such parties. The insurance carriers, coverage terms and limits and the annual premiums for such policies shall be reasonably acceptable to a majority of the Rights Agents (or all Rights Agents, if there is a vacancy). The premiums of all such policies shall be paid by the Company.

     (b) Within 30 days of the end of each year occurring before the Last CVR Payment Date (and on the Last CVR Payment Date), or, if earlier than the end of the first such year, as promptly as practicable but in no event later than 30 days after the first receipt by the Company or its Subsidiaries of Litigation Proceeds or the reaching of a Settlement Decision, a majority of the Rights Agents (or, if there is any vacancy with the Rights Agents, all Rights Agents) shall determine the amount of Excess Insurance Expenses incurred for such prior period. Such determination shall be binding on the Company and the Rights Agents for purposes of the CVR Payment Amount and shall not be subject to adjustment pursuant to Section 2.2.

     Section 5.6 Third Party Beneficiaries. The Indemnified Persons (as defined in the CVR Trust Agreement) are specifically acknowledged as third party beneficiaries of the obligations of the Company pursuant to Section 5.4 to fund the indemnification obligations of the CVR Trust under Section 10.04 of the CVR Trust Agreement and pursuant to Section 5.5(a)(ii) to acquire and maintain insurance policies with respect to such indemnification obligations. The Delaware Trustees and Institutional Trustees (as such terms are defined in the CVR Trust Agreement) of the CVR Trust are specifically acknowledged as third party beneficiaries of the Company’s obligations pursuant to Section 5.4 as such obligations relate to the payment of fees and expenses payable to such parties. Each such party shall have the right to bring actions to enforce the provisions of such sections for which such party has been acknowledged as a third party beneficiary in the event of any default by the Company in the performance of its obligations thereunder.

ARTICLE VI
AMENDMENTS

     Section 6.1 Amendments.

     (a) This Agreement may not be amended except by an instrument in writing signed by Parent, each of Parent Rights Agents, and each of the CVR Rights Agents. The CVR Rights Agents shall not approve any amendment to this Agreement that would cause the CVR Trust to fail to be classified as a grantor trust for United States federal income tax purposes.

     (b) Promptly after the execution by Parent and the Rights Agents of any amendment pursuant to the provisions of this Section 6.1, Parent shall mail a notice thereof by first class mail to the CVR Trust setting forth in general terms the substance of such amendment.

     Section 6.2 Execution of Amendments. In executing any amendment permitted by this Article, the Rights Agents shall be entitled to receive, and shall be fully protected in relying upon, an Opinion of Counsel stating that the execution of such amendment is authorized or permitted by this Agreement. The Rights Agents may, but are not obligated to, enter into any such amendment that affects the Rights Agents’ own rights, privileges, covenants or duties under this Agreement or otherwise.

     Section 6.3 Effect of Amendments. Upon the execution of any amendment under this Article, this Agreement shall be modified in accordance therewith, such amendment shall form a part of this Agreement for all purposes and every Person hereto shall be bound thereby.

ARTICLE VII
CONSOLIDATION, MERGER, SALE OR CONVEYANCE
JOINT AND SEVERAL RESPONSIBILITY

     Section 7.1 Parent and the Company May Consolidate, Etc.

     (a) Parent and the Company shall not consolidate with or merge into any other Person or convey, transfer or lease its properties and assets substantially as an entirety to any Person, unless:

     (1) Parent or the Company shall consolidate with or merge into any other Person or convey, transfer or lease its properties and assets substantially as an entirety to any Person, the Person formed by such consolidation or into which Parent or the Company is merged or the Person that acquires by conveyance or transfer, or that leases, the properties and assets of Parent or the Company substantially as an entirety (the "Surviving Person") shall expressly assume payment of amounts as required under this Agreement and the performance of every duty and covenant of this Agreement on the part of Parent or the Company to be performed or observed;

     (2) Parent or the Company has delivered to the Rights Agents an Officer’s Certificate, stating that such consolidation, merger, conveyance, transfer or lease complies with this Article VII and that all conditions precedent herein provided for relating to such transaction have been complied with; and

     (3) after giving effect to any such transaction, the Surviving Person shall not be, or be affiliated in any manner with, the parties adverse to the Company in the Litigation.

     (b) For purposes of this Section 7.1, "convey, transfer or lease its properties and assets substantially as an entirety" shall mean properties and assets contributing in the aggregate at least 80% of Parent’s or the Company's total consolidated revenues as reported in Parent’s or the Company's last available periodic financial report (quarterly or annual, as the case may be).

     Section 7.2 Successor Substituted. Upon any consolidation of or merger by Parent or the Company with or into any other Person, or any conveyance, transfer or lease of the properties and assets substantially as an entirety to any Person in accordance with Section 7.1, the Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of, Parent or Company, as the case may be, under this Agreement with the same effect as if the Surviving Person had been named as Parent or the Company, as the case may be, herein, and thereafter, except in the case of a lease, the predecessor Person shall be relieved of all obligations and covenants under this Agreement.

     Section 7.3 Joint and Several Responsibility. Parent, the Company and Merger Sub are jointly and severally responsible for the performance of all actions, and the payment of all sums, required under this Agreement of either such party.

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INFORMATION RESOURCES, INC.

By:______________________________
Name:
Title:

GINGKO ACQUISITION CORP.

By:______________________________
Name:
Title:

GINGKO CORPORATION

By:______________________________
Name:
Title:

INFORMATION RESOURCES, INC. LITIGATION CONTINGENT PAYMENT RIGHTS TRUST

By: Information Resources, Inc., solely in the capacity as sponsor

By:______________________________
Name:
Title:

______________________________
as CVR Rights Agent

______________________________
as CVR Rights Agent

______________________________
as Parent Rights Agent

______________________________
as Parent Rights Agent

EXHIBIT A

INFORMATION RESOURCES, INC., vs. THE DUN & BRADSTREET
CORPORATION, A.C. NIELSEN CO. and IMS INTERNATIONAL, INC.,   No.  96
Civ. 5716

EXHIBIT B

LIBOR plus 7.5% on the portion of the Escrowed Funds (or the face amount of letter of credits established in lieu of the Escrowed Funds) equal to $5,000,000.